Exhibit 99.1

Contact:	610-337-1000	For Immediate Release:
	Simon Bowman, ext. 3645	November 18, 2013
Shelly Oates, ext. 3202

UGI Reports 38% Increase in Earnings for Fiscal 2013, Issues Guidance for 2014

VALLEY FORGE, Pa., November 18 - UGI Corporation (NYSE: UGI) today reported net income attributable to UGI of $275.8 million, or $2.39 per diluted share, for its fiscal year ended September 30, 2013, compared to $199.4 million, or $1.76 per diluted share, for the fiscal year ended September 30, 2012. Net income attributable to UGI for fiscal 2013 includes the after-tax impact of $3.2 million ($0.03 per diluted share) associated with BP Poland acquisition and transition expenses at UGI International and a $3.7 million ($0.03 per diluted share) valuation adjustment associated with an investment in a renewable energy partnership. Net income attributable to UGI for fiscal 2012 includes the after-tax impact of acquisition and transition costs of $13.3 million ($0.12 per diluted share) associated with Heritage Propane and the Shell LPG acquisition. Fiscal 2012 results also include the after-tax loss of $2.2 million ($0.02 per diluted share) related to extinguishments of debt at AmeriGas.

For the fourth fiscal quarter ended September 30, 2013, the company reported a seasonal net loss attributable to UGI of $13.4 million ($0.12 per share) compared to a seasonal net loss of $14.7 million ($0.13 per share) for the prior-year period. The net loss for the current-year quarter includes the aforementioned after-tax impact of BP Poland acquisition and transition expenses of $3.2 million ($0.03 per share) and the $3.7 million ($0.03 per share) valuation adjustment associated with an investment in a renewable energy partnership. The net loss for the prior-year quarter includes the after-tax impact of Heritage Propane transition costs of $4.0 million ($0.04 per share).

John Walsh, president and chief executive officer of UGI, said, “Our businesses performed admirably in 2013, resulting in an almost 40% increase in net income attributable to UGI Corporation. Additionally, we achieved several noteworthy strategic objectives that position the company for profitable growth in 2014 and beyond. AmeriGas completed the Heritage Propane integration and now has unparalleled access to customers through its integrated distribution network. AmeriGas’s cylinder exchange and national accounts programs achieved significant growth milestones as well. At UGI International, we completed the BP Poland acquisition in early September, strengthening our position in one of Europe’s largest LPG markets. At Utilities, we once again had a record year of customer growth, connecting over 15,000 residential customers to clean-burning, abundant natural gas. At Midstream & Marketing, we achieved mechanical completion of the 28-mile Auburn II pipeline and we continue to demonstrate our ability to effectively utilize our integrated network of storage, gathering, pipeline and peaking assets in the Marcellus.”

Walsh continued, “The progress that we made in 2013 is reflected in the strength of our balance sheet, strong liquidity, and ability to generate increased levels of free cash flow. These traits, combined with organic growth in our existing businesses, position us well to effectively deploy capital in 2014 and beyond.”

Walsh concluded, “Assuming normal weather patterns this winter, and given the progress we made last year, we expect to report earnings in the range of $2.60 to $2.70 per diluted share for fiscal 2014, which ends September 30, 2014. This guidance does not include the impact of additional BP Poland integration expenses.”

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UGI Reports 38% Increase in Earnings for Fiscal 2013, Issues Guidance for 2014	Page 2
Segment Performance (Millions, except where otherwise indicated)
AmeriGas Propane:

For the fiscal year ended September 30,	2013	2012	Increase
Revenues	$3,166.5	$2,921.6	$244.9	8.4%
Total margin (a)	$1,506.5	$1,201.9	$304.6	25.3%
Operating and administrative expenses	$944.1	$888.9	$55.2	6.2%
Partnership EBITDA	$591.2	$324.7	$266.5	82.1%
Operating income	$392.0	$170.3	$221.7	130.2%
Retail gallons sold	1,245.2	1,017.5	227.7	22.4%
Degree days - % (warmer) than normal	(4.9)%	(18.6)%
Capital expenditures	$111.1	$103.1	$8.0	7.8%

•	AmeriGas Propane fiscal 2013 results include the full-year operations of Heritage Propane, which was acquired on January 12, 2012.

•	Weather nationwide was 4.9% warmer than normal but 16.2% colder than the prior year.

•	Retail gallons sold were 227.7 million gallons higher than in the prior year principally reflecting the full-year impact of Heritage Propane operations and the colder fiscal 2013 weather.

•	Revenue increased reflecting higher volumes sold partially offset by a decline in average retail selling prices, which were the result of lower propane product costs.

•	Total margin increased, principally reflecting the incremental full-year effects of Heritage Propane, the colder fiscal 2013 weather and slightly higher average unit margins.

•
Operating and administrative expenses in fiscal 2013 include $26.5 million of transition expenses associated with the integration of Heritage Propane while operating and administrative expenses in fiscal 2012 include $46.2 million of acquisition and transition-related expenses.

•
Operating income increased, principally reflecting the higher total margin partially offset by higher operating and administrative expenses and increased depreciation and amortization expenses reflecting in large part the full-year effects of Heritage Propane.

UGI International:

For the fiscal year ended September 30,	2013	2012	Increase
Revenues	$2,180.1	$1,946.0	$234.1	12.0%
Total margin (a)	$681.7	$620.2	$61.5	9.9%
Operating and administrative expenses	$454.4	$435.9	$18.5	4.2%
Operating income	$147.9	$111.8	$36.1	32.3%
Income before income taxes	$117.1	$80.6	$36.5	45.3%
Retail gallons sold	592.4	576.5	15.9	2.8%
Degree days - % colder (warmer) than normal:
Antargaz	3.7%	(7.1)%
Flaga	0.9%	(6.4)%
Capital expenditures	$70.8	$64.2	$6.6	10.3%

•
Retail LPG gallons sold were higher than the prior year principally reflecting the effects of colder weather across all of our European operations partially offset by the effects of weak economic activity mainly on commercial and industrial customers in certain European markets.

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UGI Reports 38% Increase in Earnings for Fiscal 2013, Issues Guidance for 2014	Page 3

•	Total margin increased $61.5 million principally reflecting higher retail LPG unit margins and volumes at Antargaz and, to a much lesser extent, higher total LPG margin at AvantiGas and Flaga.

•
Operating income and income before income taxes increased $36.1 million and $36.5 million, respectively, principally reflecting the higher total margin ($61.5 million) partially offset by modestly higher operating and administrative expenses.

•
Operating and administrative expenses include approximately $4.0 million of acquisition and transition costs associated with the September 2013 acquisition of BP Poland. Fiscal 2012 operating expenses included $7.0 million associated with the Shell LPG acquisition.

•
The average euro-to-dollar translation rate was $1.31 for fiscal 2013 compared with $1.30 in fiscal 2012. This difference in exchange rates did not have a material impact on net income attributable to UGI.

Gas Utility:

For the fiscal year ended September 30,	2013	2012	Increase
Revenues	$839.0	$785.4	$53.6	6.8%
Total margin (a)	$431.8	$382.9	$48.9	12.8%
Operating and administrative expenses	$176.2	$156.0	$20.2	12.9%
Operating income	$198.4	$172.2	$26.2	15.2%
Income before income taxes	$161.0	$132.1	$28.9	21.9%
System throughput - billions of cubic feet (“bcf”)
Core market	70.6	59.2	11.4	19.3%
Total	192.1	177.6	14.5	8.2%
Degree days - % (warmer) than normal	(0.5)%	(16.3)%
Capital expenditures	$144.4	$109.0	$35.4	32.5%

•	Weather was 0.5% warmer than normal but 18.2% colder than the prior year.

•
The increase in total system throughput principally reflects significantly higher throughput to core market customers and, to a lesser extent, higher net volumes associated with lower margin firm and interruptible delivery service customers.

•	Throughput to core-market customers was higher than last year principally reflecting the effects of the significantly colder weather and, to a much lesser extent, customer growth.

•	Total margin increased principally reflecting higher core market margin ($38.1 million) and higher large firm delivery service total margin.

•	Higher operating and administrative expenses were primarily driven by higher pension and benefits expenses.

•	The increase in operating income principally reflects the increase in total margin partially offset by higher operating and administrative expenses.

•	Capital expenditures increased $35.4 million, primarily due to increased pipeline replacement and system improvement capital expenditure.
Midstream & Marketing:

For the fiscal year ended September 30,	2013	2012	Increase
Revenues	$1,036.5	$853.0	$183.5	21.5%
Total margin (a)	$165.3	$128.5	$36.8	28.6%
Operating and administrative expense	$57.0	$53.9	$3.1	5.8%
Operating income	$91.3	$62.4	$28.9	46.3%
Income before income taxes	$88.1	$57.6	$30.5	53.0%
Capital expenditures	$156.4	$60.4	$96.0	158.9%

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UGI Reports 38% Increase in Earnings for Fiscal 2013, Issues Guidance for 2014	Page 4

•
Total revenues increased $183.5 million principally reflecting, among other things, higher natural gas revenues from higher wholesale volumes sold and higher average selling prices for natural gas, and higher Electric Generation total revenues principally the result of higher electricity volumes and prices.

•
Total margin increased due to higher Electric Generation total margin ($15.6 million), higher natural gas marketing total margin ($14.2 million), and higher peaking and capacity management total margin due to the colder weather and higher natural gas price volatility. These increases were partially offset by lower retail power total margin ($8.9 million) principally reflecting lower average unit margins.

•	Higher operating and administrative expenses were due in large part to expenses associated with peaking LNG liquefaction and storage facilities.

•	Operating income increased due to the total margin increase partially offset by higher operating and depreciation expenses.

•	Capital expenditures increased due principally to the Auburn II project.

(a)	Total margin represents total revenues less total cost of sales.

About UGI
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation's largest retail propane distributor.

UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss fiscal 2013 earnings and other current activities at 9:00 AM ET on Tuesday, November 19, 2013. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://www.ugicorp.com/investor-relations/events-and-presentations/default.aspx or at the company website http://www.ugicorp.com under Investor Relations. A telephonic replay will be available from 12:00 PM ET on November 19 through 9:00 am on Monday, November 25. The replay may be accessed at 1-877-344-7529, passcode 10019737 and International access 1-412-317-0088, passcode 10019737.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, the timing and success of our commercial initiatives and investments to grow our business, and our ability to successfully integrate acquired businesses, and achieve anticipated synergies. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-14	###	11/18/2013

UGI CORPORATION
REPORT OF EARNINGS
(Millions of dollars, except per share)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
Revenues:
AmeriGas Propane	$531.9	$510.3	$3,166.5	$2,921.6
UGI International	399.9	340.8	2,180.1	1,946.0
Gas Utility	95.4	88.6	839.0	785.4
Midstream & Marketing	226.6	178.5	1,036.5	853.0
Corporate & Other (a)	6.3	7.5	(29.4)	13.2
Total revenues	$1,260.1	$1,125.7	$7,192.7	$6,519.2
Operating (loss) income:
AmeriGas Propane	$(11.9)	$(36.4)	$392.0	$170.3
UGI International	(12.5)	(1.3)	147.9	111.8
Gas Utility	6.8	3.5	198.4	172.2
Midstream & Marketing	11.6	3.0	91.3	62.4
Corporate & Other (a)	(4.1)	2.6	(4.3)	4.6
Total operating (loss) income	(10.1)	(28.6)	825.3	521.3
Loss from equity investees	(0.5)	(0.1)	(0.4)	(0.3)
Loss on extinguishments of debt	0.0	0.0	0.0	(13.3)
Interest expense:
AmeriGas Propane	(41.2)	(39.2)	(165.4)	(142.6)
UGI International	(7.6)	(7.8)	(30.4)	(30.9)
Gas Utility	(9.3)	(10.0)	(37.4)	(40.1)
Midstream & Marketing	(0.8)	(1.2)	(3.2)	(4.8)
Corporate & Other, net (a)	(0.6)	(0.7)	(2.7)	(3.1)
Total interest expense	(59.5)	(58.9)	(239.1)	(221.5)
(Loss) income before income taxes	(70.1)	(87.6)	585.8	286.2
Income tax benefit (expense)	12.6	13.6	(161.5)	(99.6)
Net (loss) income	(57.5)	(74.0)	424.3	186.6
Add net loss (deduct net income) attributable to noncontrolling interests, principally in AmeriGas Partners, L.P.	44.1	59.3	(148.5)	12.8
Net (loss) income attributable to UGI Corporation	$(13.4)	$(14.7)	$275.8	$199.4
Earnings (loss) per share attributable to UGI shareholders:
Basic	$(0.12)	$(0.13)	$2.42	$1.77
Diluted	$(0.12)	$(0.13)	$2.39	$1.76
Average common shares outstanding (thousands):
Basic	114,598	112,868	113,923	112,581
Diluted	114,598	112,868	115,521	113,432
Supplemental information:
Net (loss) income attributable to UGI Corporation:
AmeriGas Propane	$(5.4)	$(10.1)	$47.4	$15.9
UGI International	(14.1)	(7.8)	83.2	65.1
Gas Utility	(0.8)	(3.9)	95.4	80.5
Midstream & Marketing	6.5	2.2	53.1	36.4
Corporate & Other (a)	0.4	4.9	(3.3)	1.5
Total net (loss) income attributable to UGI Corporation	$(13.4)	$(14.7)	$275.8	$199.4
  (a) Corporate & Other includes the elimination of certain intercompany transactions.